EXHIBIT 4.8

PATENT LICENSE AND SETTLEMENT AGREEMENT

        This Patent License and Settlement Agreement (“Agreement”) is made as of June 3, 2005 (“Effective Date”) by and between the following: (a) Thermage, Inc., a Delaware corporation with its principal place of business at 25881 Industrial Boulevard, Hayward, CA 94545 (“Thermage”); and (b) Syneron, Inc., a Delaware corporation with its principal place of business in Toronto, Canada, and Syneron Medical Ltd., an Israeli corporation with its principal place of business in Yokneam, Illit., Israel (collectively “Syneron”). Thermage and Syneron are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

        WHEREAS, the Parties have been involved in litigation concerning, among other things, the alleged infringement by Syneron of certain patents owned by Thermage and the alleged infringement by Thermage of a patent owned by Syneron in Thermage, Inc. v. Syneron Medical Ltd. and Syneron Inc., and related counterclaims, Case No. C-04-2995-CRB, pending as of the Effective Date in the United States District Court for the Northern District of California (“Pending Litigation”); and

        WHEREAS, Syneron and Thermage wishing to avoid the expense of further litigation, have agreed to settle such Pending Litigation pursuant to the terms set forth below without any Party making any admission of any liability, and as part of the settlement, Thermage has agreed, among other things, to grant to Syneron certain licenses, releases, and immunities from suit with respect to certain patents, and Syneron has agreed to grant Thermage certain licenses, releases, and immunities from suit with respect to certain patents.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and other terms and conditions contained herein, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1.	DEFINITIONS

        In addition to other terms defined elsewhere herein, the following terms, as used in this Agreement, shall have the meanings indicated:

        1.1         “Affiliate” shall mean, as to any person, any corporation, firm, partnership, entity or other person that, directly or indirectly, controls, is controlled by (each such controlled person, a “Subsidiary”), or is under common control with such person, where “control” means the capacity to designate, appoint or otherwise determine the board of directors or other governing authority of such person, whether by law or in fact, and whether by (i) ownership of more than fifty percent (50%) of the equity or rights or shares in profits and losses (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such person, (ii) voting rights or management contract or agreement, (iii) any other contract or agreement that grants to any other person effective control over the affairs and activities of such person, or (iv) some combination of the foregoing.

        1.2         “Capacitive Electrical Coupling” shall mean inducing an RF current in tissue across a dielectric barrier external to the tissue.

        1.3         “Controls” with respect to a Party’s rights in or to a patent or patent application, means that the Party or any of its Subsidiaries owns the patent or patent application, or has the right to grant licenses or immunities from suit, or bring or release claims or actions for infringement of such patent or patent application.

        1.4         “Existing Product” shall mean, as to a Party, any product (i) that such Party or any of its Affiliates as of April 15, 2005, has offered for sale, is offering for sale, or (ii) in respect of which such Party or any of its Affiliates as of April 15, 2005, has filed with the United States Food and Drug Administration a Section 510(k) Premarket Notification or a Section 515 Premarket Approval; and any apparatus used to manufacture (including develop, assemble, test, repair or maintain) any such product. “Existing Products” shall include, without limitation, the products set forth in Exhibit A, so long as such products meet the criteria set forth in this Section.

        1.5         “Knowlton-Filed Patents” shall mean (a) United States Application Numbers 10/341,023, 10/813,980, and 10/828,703, together with all patents issuing thereon, (b) all patents and patent applications filed in the name of Edward W. Knowlton (“Knowlton”), alone or with others, on or prior to the Effective Date, where no assignment in favor of Thermage or any of its Subsidiaries appears in the records of the applicable patent office as of the Effective Date, and (c) continuations, continuations in part, divisionals, reissues, reexamined patents and the like, and all U.S. patents or patent applications claiming priority directly or indirectly from (a) or (b) or from which (a) or (b) claim priority directly or indirectly, and (d) all foreign counterpart patents or patent applications of any of the foregoing, including, but not limited to, foreign patents or applications that claim priority directly or indirectly from (a) or (b) or from which (a) or (b) claim priority directly or indirectly. Notwithstanding the foregoing, “Knowlton-Filed Patents” shall not include the patents and patent applications set forth in Exhibit C (“Thermage Scheduled Patents”).

        1.6         “Knowlton License,” for purposes of Section 3.1 of this Agreement, shall mean Sections 5.1 and 5.2 of that certain Restated and Amended Intellectual Property Assignment and License Agreement entered into on July 30, 1998 by and between Thermage and Knowlton, and supplemented and clarified by that certain letter from Knowlton to Keith Mullowney dated April 14, 1999, without other amendment, modification, or clarification that would in any manner expand the rights of Knowlton thereunder.

        1.7         “Licensed Field” shall mean all dermatologic, aesthetic, and cosmetic applications (which applications include without limitation treatment of the skin, epidermis, or dermis; wrinkle treatment; acne treatment; Rosacea treatment; Port wine stain treatment; hemangioma treatment; telangiectesia treatment; poikeloderma treatment; leg vein treatment (other than treatment directed towards surgical removal of leg veins); spider vein treatment; hair removal; fat reduction and fat lypolysis; skin tightening; and cellulite reduction).

        1.8         “Monopolar RF Device” shall mean an RF device that includes one or more active electrodes connected to a terminal of an RF generator and a passive return electrode. A passive return electrode is an electrode that does not heat tissue adjacent to it to produce a therapeutic effect and is connected to a terminal of the RF generator (other than the terminal to which the active electrode(s) are connected) via a physical connection or via a wireless connection through which RF energy is radiated back to the RF generator.

        1.9         “Reserved Continuations” shall mean (a) those continuations that Syneron files for Smith & Nephew, Inc. in accordance with the second paragraph of Section 3.4 of that certain Assignment and License Agreement between Smith & Nephew, Inc. and Syneron Medical, Ltd, dated Dec. 22, 2004 (the “S&N Agreement”), (b) all continuations, divisionals, continuations-in-part and substitutions of such continuations, (c) all patents issuing on any of the foregoing, and (d) all renewals, extensions, re-examinations and reissues of any of the foregoing patents.

        1.10         “Reserved Field” shall mean the field of orthopedics, spine and sports medicine, gynecology and urology.

        1.11         “Subject Patent” shall mean, as to a Party, all patents and applications therefor, together with any patents that issue in respect of such applications, in all countries of the world that, at any time during the term of this Agreement, such Party Controls.

        1.12         “Syneron Licensed Patents” shall mean (a) United States Patent Number 5,569,242 (“Syneron Asserted Patent”); (b) the patents and patent applications set forth in Exhibit B (“Syneron Scheduled Patents”), (c) all continuations, continuations in part, divisionals, reissues, reexamined patents and the like, and all U.S. patents or patent applications claiming priority directly or indirectly from (a), (b), or (c) or from which (a), (b), or (c) claim priority directly or indirectly, and (d) all foreign counterpart patents or patent applications of any of the foregoing, including, but not limited to, foreign patents or applications that claim priority directly or indirectly from (a), (b), or (c) or from which (a), (b), or (c) claim priority directly or indirectly, in each such case (a), (b), (c), and (d), whether previously filed or filed in the future and that, at any time during the term of this Agreement, Syneron Controls, including without limitation, the Syneron Restricted Field Patent. Notwithstanding the foregoing, “Syneron Licensed Patents” shall not include the Reserved Continuations.

        1.13         “Syneron Restricted Field Patent” shall mean United States Serial Number 09/664,473, together with (a) all patents issuing thereon and (b) all renewals, extensions, re-examinations and reissues of any of the foregoing patents; but in all cases excluding any continuations, continuations in part, and divisionals of any of the foregoing.

        1.14         “Thermage Licensed Patents” shall mean (a) all patents asserted by Thermage in the Pending Litigation (each, an “Thermage Asserted Patent”), (b) all patents and applications with respect to which Knowlton is a named inventor and that claim or are entitled to an effective filing date for any claim on or prior to the Effective Date, (c) the Thermage Scheduled Patents, (d) all continuations, continuations in part, divisionals, reissues, reexamined patents and the like, and all U.S. patents or patent applications claiming priority directly or indirectly from (a), (b), or (c) or from which (a), (b), or (c) claim priority directly or indirectly, and (e) all foreign counterpart patents or patent applications of any of the foregoing, including, but not limited to, foreign patents or applications that claim priority directly or indirectly from (a), (b), (c) or (d) or from which (a), (b), (c) or (d) claim priority directly or indirectly, in each such case (a), (b), (c), (d) or (e), whether previously filed or filed in the future and that, at any time during the term of this Agreement, Thermage Controls. The foregoing notwithstanding, Thermage Licensed Patents shall not include any patents or patent applications, whether previously filed or filed in the future, that have never named Knowlton as an inventor, even if they claim priority to or are otherwise related to a patent or patent application that does name Knowlton as an inventor, but such patents and patent applications shall be deemed Thermage Licensed Patents if Knowlton is ever named as an inventor of any of the inventions claimed therein.

2.	RELEASES AND SETTLEMENT

        2.1         Mutual Release. Each Party, on behalf of itself and its Affiliates, agents, representatives, officers, directors, shareholders, employees, successors and assigns (“Associated Parties”), hereby irrevocably releases and forever discharges each other Party and its Affiliates, agents, representatives, officers, directors, shareholders, employees, attorneys, advisors, insurers, direct and indirect third-party manufacturers, suppliers, distributors, resellers, sales agents, customers, and users (such directly and indirectly related persons, the “Commercial Partners”), successors, assigns, and heirs (collectively, “Released Parties”) of and from any and all claims, counterclaims, demands, actions, causes of action, damages, liabilities, losses, payments, obligations, costs and expenses (including, without limitation, attorneys’ fees and costs) of any kind or nature, past, present or future, fixed or contingent, direct or indirect, in law or equity, several or otherwise, known or unknown, suspected or unsuspected, that arise from or relate in any way to any act or omission prior to the Effective Date (“Released Claims”). The foregoing release is expressly intended to cover and include, without limitation, all claims, past, present or future, known or unknown, suspected or unsuspected, which can or may ever be asserted by successors, assigns, heirs, or otherwise, as the result of the matters herein released, or the effects or consequences thereof. With respect to Syneron’s Commercial Partners, the foregoing release by Thermage and its Associated Parties shall apply only to Released Claims arising from or relating in any way to products or services provided by, for, or to Syneron. With respect to Thermage’s Commercial Partners, the foregoing release by Syneron and its Associated Parties shall apply only to Released Claims arising from or relating in any way to products or services provided by, for, or to Thermage. The foregoing release shall not apply to each Party’s obligations required to be performed under this Agreement.

        2.2         Waiver. Each Party, on behalf of itself and its Affiliates, agents, representatives, officers, directors, shareholders, employees, attorneys, advisors, insurers, successors and assigns, hereby irrevocably and forever waives all rights it may have arising under California Civil Code Section 1542 (or any analogous requirement of law) with respect to the foregoing release. Each Party understands that Section 1542 provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        Each Party acknowledges that it has been fully informed by its counsel concerning the effect and import of this Agreement under California Civil Code Section 1542 and other requirements of law.

        2.3         Dismissal of Pending Litigation. Within ten (10) days after the Effective Date, the parties shall cause to be completed, executed and filed with the applicable court a stipulated dismissal with prejudice of the Pending Litigation consistent with this Agreement and in the form attached hereto as Exhibit D (the “Dismissal”).

        2.4         No Admission. This Agreement is entered into in order to compromise and settle disputed claims, without any acquiescence on the part of any Party as to the merit of any claim, defense, affirmative defense, counterclaim, liabilities or damages related to any patent rights and/or the Pending Litigation. Neither this Agreement nor any part thereof shall be, or be used as, an admission of infringement or liability by anyone, at any time for any purpose.

        2.5         Validity and Enforceability. The Parties hereby agree that the Syneron Asserted Patent and the Thermage Asserted Patents are valid and enforceable.

        2.6         Attorneys’ Fees and Costs. Each Party shall be responsible for its own attorneys’ fees and costs in connection with this Agreement and the Pending Litigation.

3.	LICENSES AND IMMUNITIES

        3.1         Thermage Licensed Patents. Thermage, on behalf of itself and its Affiliates, hereby grants and agrees to grant to Syneron and its Subsidiaries a royalty-free, fully paid-up, worldwide, non-exclusive, irrevocable right and license, with no right to grant sublicenses, under the Thermage Licensed Patents (other than the Knowlton-Filed Patents) to make, have made for its own use, sale, lease, loan, or the like, use, import, offer to sell, sell, or otherwise exploit or dispose of any article of manufacture, product, service, component or matter, and, associated with any such article of manufacture, product, service, component, or matter, to practice and have practiced any method, process or procedure within the Thermage Licensed Patents (other than the Knowlton-Filed Patents), provided that Syneron shall not be licensed, under those patents and patent applications exclusively licensed to Knowlton under the Knowlton License, to make, use, sell, offer for sale, or import those products that Knowlton is exclusively licensed to make, use, sell, offer for sale, or import under the Knowlton License. For ten (10) years from the Effective Date (“Restricted Term”), the license granted in this Section 3.1 shall not apply to devices that are Monopolar RF Devices and/or use Capacitive Electrical Coupling.

        3.2         Knowlton-Filed Patents. Thermage, on behalf of itself and its Affiliates, hereby grants and agrees to grant to Syneron and its Subsidiaries a royalty-free, fully paid-up, worldwide, non-exclusive, irrevocable right and license, with no right to grant sublicenses, under the Knowlton-Filed Patents to make, have made for its own use, sale, lease, loan, or the like, use, import, offer to sell, sell, or otherwise exploit or dispose of any article of manufacture, product, service, component or matter, and, associated with any such article of manufacture, product, service, component, or matter, to practice and have practiced any method, process or procedure within the Knowlton-Filed Patents, provided that the license of Syneron and its Subsidiaries under any given Knowlton-Filed Patent shall be limited in scope to the broadest scope of the rights of Thermage or any of its Affiliates under such Knowlton-Filed Patent during the term of this Agreement. For ten (10) years from the Effective Date (“Restricted Term”), the license granted in this Section 3.2 shall not apply to devices that are Monopolar RF Devices and/or use Capacitive Electrical Coupling.

        3.3.        Syneron Immunity. The rights and license granted to Syneron and its Subsidiaries pursuant to Sections 3.1 and 3.2 shall inure to the benefit of, and include an immunity from suit for infringement of the Thermage Licensed Patents and Knowlton-Filed Patents, for any direct or indirect distributor, reseller, customer or other user of products or services made, sold, or otherwise disposed of by or for Syneron or its Subsidiaries, insofar as the inventions, discoveries and information covered by the Thermage Licensed Patents or Knowlton-Filed Patents may be practiced in connection with the making, having made for Syneron’s or Syneron’s Subsidiaries own use, sale, lease, loan, or the like, using, offering to sell, selling, importing, or otherwise exploiting or disposing of any such product or service, whether alone or in combination with any other product, component or service.

        3.4         Syneron Licensed Patents. Except with respect to the Syneron Restricted Field Patent, Syneron hereby grants and agrees to grant to Thermage and its Subsidiaries a royalty-free, fully paid-up, worldwide, non-exclusive, irrevocable right and license, with no right to grant sublicenses under the Syneron Licensed Patents to make, have made for its own use, sale, lease, loan, or the like, use, import, offer to sell, sell, or otherwise exploit or dispose of any article of manufacture, product, service, component or matter, and, associated with any such article of manufacture, product, service, component, or matter, to practice and have practiced any method, process or procedure within the Syneron Licensed Patents, solely outside of the Reserved Field.

        3.5         Syneron Restricted Field Patent. Syneron hereby grants and agrees to grant to Thermage and its Subsidiaries a royalty-free, fully paid-up, worldwide, non-exclusive, irrevocable right and license, with no right to grant sublicenses, under the Syneron Restricted Field Patent to make, have made for its own use, sale, lease, loan, or the like, use, import, offer to sell, sell, or otherwise exploit or dispose of any article of manufacture, product, service, component or matter, and, associated with any such article of manufacture, product, service, component, or matter, to practice and have practiced any method, process or procedure within the Syneron Restricted Field Patent, solely for the applications within the Licensed Field.

        3.6         Thermage Immunity. The rights and licenses granted to Thermage pursuant to Sections 3.4 and 3.5 shall inure to the benefit of, and include an immunity from suit for infringement of the Syneron Licensed Patents and the Syneron Restricted Field Patent, for any direct or indirect distributor, reseller, customer or other user of products or services made, sold, or otherwise disposed of by or for Thermage or its Subsidiaries, insofar as the inventions, discoveries and information covered by the Syneron Licensed Patents or Syneron Restricted Field Patent may be practiced in connection with the making, having made for Thermage or Thermage’s Subsidiaries own use, sale, lease, loan, or the like, using, offering to sell, selling, importing, or otherwise exploiting or disposing of any such product or service, whether alone or in combination with any other product, component or service.

        3.7         Immunity for Existing Products. Each Party (as a “Grantor”) agrees, on behalf of itself and its Affiliates, successors and assigns that it will not bring or maintain any claim or action against the other Party, its Subsidiaries, or any direct or indirect manufacturer, distributor, reseller, customer or user of any Existing Product of such other Party or its Subsidiaries (“Covered Entity”), alleging that the Covered Entity’s making, having made, using, selling, offering to sell, importing or otherwise exploiting or disposing of any such Existing Product infringes any Subject Patent.

4.	PAYMENT

        In consideration of the rights and license granted under this Agreement, Syneron agrees to pay Thermage within ten (10) days after the Effective Date a single payment of One Million Eight Hundred Thousand United States Dollars ($1,800,000). Payment shall be made by wire transfer to an account designated in writing by Thermage. Such payment shall not be returnable in any event.

5.	TERM AND TERMINATION

The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the later of (a) expiration, revocation or invalidation of the last patent within the Subject Patents and (b) abandonment of the last patent application within the Subject Patents. If the payment required by Section 4 is not timely made, Thermage may, upon ten (10) days written notice to Syneron, terminate this Agreement in which case, none of its provisions shall have any further force or effect. Section 2.5 shall have no effect and shall not be binding on Syneron or any Syneron Released Party in any action or proceeding arising from, relating to, or based on asserted infringement of any of the Thermage Licensed Patents or Knowlton-Filed Patents by the making, use, sale, offer for sale, importation, exploitation, or disposal of devices that are not Monopolar RF Devices and do not use Capacitive Electrical Coupling. On the tenth anniversary of the Effective Date, the confidentiality obligations of the parties under Section 7 shall terminate.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS

        6.1         Thermage Representations, Warranties and Covenants. Thermage represents, warrants and covenants that (a) Thermage has the full power to enter into this Agreement and to perform its obligations hereunder; (b) Thermage is the owner of the entire right, title and interest in and to the Thermage Asserted Patents and the Thermage Scheduled Patents (subject to the Knowlton License); (c) Thermage has the sole right and authority to enter into this Agreement and grant the rights, licenses, releases and immunities granted hereunder, without the need for any licenses, releases, consents, approvals or immunities not yet granted or obtained; (d) Thermage has not previously granted and shall not grant any rights in the Thermage Licensed Patents that are inconsistent with the rights and licenses granted to Syneron herein or that would cause Syneron or Syneron’s Subsidiaries not to have a fully paid-up, worldwide, non-exclusive, right and license under the Thermage Licensed Patents to make, have made for its own use, sale, lease, loan, or the like, use, import, offer to sell, or sell any Syneron Existing Product, and to practice any method claimed in any Thermage Licensed Patents in connection with any Syneron Existing Product; (e) Exhibit C includes all patents and patent applications within the Thermage Licensed Patents existing as of the Effective Date; (f) Knowlton was not an inventor of any invention that has been claimed in U.S. Serial Nos. 10/400,156, 10/400,187, 10/397,976; (g) patents and/or patent applications that Thermage Controls which claim the benefit of the filing date of an earlier filed application, but that do not have as a named inventor any of the inventors named in such earlier filed application, including without limitation, U.S. Serial Nos. 10/400,156, 10/400,187, 10/397,976, are not entitled to the benefit of the filing date of the earlier filed application; and (h) none of the Existing Products of Thermage or its Affiliates utilize Syneron ELOS patented claims. Syneron shall have the sole remedy for breach of the representation and warranty set forth in Section 6.1(e) that any patent or patent application not disclosed to Syneron in breach of such representation and warranty shall automatically be included within the Thermage Licensed Patents, and Syneron shall have a license thereto pursuant to Section 3 of this Agreement.

        6.2         Syneron Representations, Warranties and Covenants. Syneron represents, warrants and covenants that (a) Syneron has the full power to enter into this Agreement and to perform its obligations hereunder; (b) Syneron is the owner of the entire right, title and interest in and to the Syneron Asserted Patent and the Syneron Scheduled Patents (subject to the S&N Agreement); (c) Syneron has the sole right and authority to enter into this Agreement and grant the rights, licenses, releases and immunities granted hereunder, without the need for any licenses, releases, consents, approvals or immunities not yet granted or obtained; (d) Syneron has not previously granted and shall not grant any rights in the Syneron Licensed Patents that are inconsistent with the rights and licenses granted to Thermage herein or that would cause Thermage or Thermage’s Subsidiaries not to have a fully paid-up, worldwide, non-exclusive, right and license under the Syneron Licensed Patents or the Syneron Reserved Field Patent to make, have made for its own use, sale, lease, loan, or the like, use, import, offer to sell, or sell any Thermage Existing Product, and to practice any method claimed in any Syneron Licensed Patents or the Syneron Reserved Field Patent in connection with any Thermage Existing Product; (e) Exhibit B includes all patents and patent applications within the Syneron Licensed Patents and the Syneron Reserved Field Patent existing as of the Effective Date and that Syneron owns or Controls, in whole or part; and (f) none of the Existing Products of Syneron or its Affiliates are Monopolar RF Devices or use Capacitive Electrical Coupling. Thermage shall have the sole remedy for breach of the representation and warranty set forth in Section 6.2(e) that any patent or patent application not disclosed to Thermage in breach of such representation and warranty shall automatically be included within the Syneron Licensed Patents, and Thermage shall have a license thereto pursuant to Section 3 of this Agreement.

        6.3         Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTIONS 6.1 and 6.2 OF THIS AGREEMENT, NO PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED.

7.	CONFIDENTIAL INFORMATION

Each Party shall keep the material terms of this Agreement confidential, provided, however, the parties may file and otherwise disclose the information contained in the mutually agreed-upon, joint press release concerning the settlement of the Pending Litigation attached hereto as Exhibit E (the “Joint Press Release”). Notwithstanding the foregoing, a Party may disclose such information (a) to the extent it is required to do so by applicable law, regulation, or rules including without limitation as required by securities laws or NASD rules to the extent such laws and rules are or become applicable to either Party, discovery requests, or subpoenas; (b) to legal counsel; (c) to accountants, banks, financing sources, prospective purchasers, and their advisors; and (d) in connection with the enforcement of this Agreement or any rights hereunder.

8.	GENERAL

        8.1         Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing, shall reference this Agreement and shall be deemed to be properly given: (a) when delivered personally; (b) when sent by facsimile, with written confirmation of receipt; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two (2) business days after deposit with a private industry express courier, with written confirmation of receipt. All notices shall be sent to the address set forth below (or to such other address or person as may be designated by a Party by giving written notice to the other Party pursuant to this Section).

To Thermage:	To Syneron:

Thermage, Inc.	Syneron Medical Ltd.

25881 Industrial Boulevard	Industrial Zone

Hayward, CA 94545	Yokneam Illit, 20601

United States	P.O. Box 550

Israel

Fax: 510-782-2287	Fax:

Attn: Chief Executive Officer	Attn: Chief Executive Officer

        8.2         Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California (without giving effect to the laws, rules or principles thereof regarding conflict of laws); provided, however, that all questions with respect to validity of any patents or patent applications shall be determined in accordance with the laws of the respective country in the territory in which such patents or patent applications shall have been granted or filed, as applicable.

        8.3         Dispute Resolution; Jurisdiction; Service; Enforcement. Any dispute arising out of or related to this Agreement shall be addressed diligently and in good faith by the Parties. In the event such dispute cannot be resolved within ten (10) days from the date on which either Party notified the other Party in writing of such dispute (or such longer time as agreed upon by the parties), the matter shall be submitted to non-binding mediation before Judge Infante in a location agreed by the Parties, or failing such agreement, in San Francisco, California, within thirty (30) days thereof. In the event that Judge Infante is unavailable, such non-binding mediation shall be held before a mediator mutually agreed upon by the Parties. The Parties agree that no Party may bring an action under this Agreement unless the Parties have attended or attempted to attend mediation in good faith, and such mediation is unsuccessful. Each Party (a) hereby irrevocably submits itself to and consents to the exclusive jurisdiction of the United States District Court for the Northern District of California for the purposes of any action, claim, suit or proceeding in connection with any controversy, claim or dispute arising out of or relating to this Agreement, and (b) hereby waives, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, claim, suit or proceeding, any claim that it is not personally subject to the jurisdiction of such court(s), that the action, claim, suit or proceeding is brought in an inconvenient forum, or that the venue of the action, claim, suit or proceeding is improper.

        8.4         Relationship of Parties. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture, partnership, agency, employment or fiduciary relationship between the parties. Neither Syneron nor Thermage, or any of their agents, have any authority of any kind to bind the other in any respect whatsoever, and the relationship of the parties is, and at all times shall continue to be, that of independent contractors.

        8.5         Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, such other Party’s consent shall not be required for any assignment to an entity that succeeds to all or substantially all of the assigning Party’s business or assets relating to this Agreement, whether by sale, merger, operation of law or otherwise. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns.

        8.6         Further Assurances. Each Party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested in order to effectuate fully the purposes, terms and conditions of this Agreement. Neither Party shall assign any of the Subject Patents without making such assignment subject to the terms of this Agreement, including, without limitation, by requiring the assignee and its Affiliates to be bound by Section 3 of this Agreement as a licensor and Grantor.

        8.7         Waiver. A waiver, express or implied, by either Thermage or Syneron of any right under this Agreement or of any failure to perform or breach hereof by the other Party hereto shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other Party, whether of a similar or dissimilar nature thereto. Nothing in this Agreement shall be interpreted as a waiver of, and Syneron, on behalf of itself and its Affiliates, reserves the right to challenge on any basis the use of any of the Thermage Asserted Patents as prior art to invalidate claims of patents Controlled by Syneron. Nothing in this Agreement shall be interpreted as a waiver of, and Thermage, on behalf of itself and its Affiliates, reserves the right to challenge the use of the Syneron Asserted Patent as prior art to invalidate claims of patents Controlled by Thermage.

        8.8         Severability. If any provision of this Agreement is unenforceable or invalid under any applicable law or is so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of the parties within the limits of applicable law or applicable court decision.

        8.9         Force Majeure. In the event any Party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires or any other cause whatsoever beyond the reasonable control of the Party, the Party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay.

        8.10         Bankruptcy. All licenses, immunities, releases, agreements not to bring claims and similar rights granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights of “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that either Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event of any bankruptcy or insolvency proceeding of any kind or nature.

        8.11         Cumulative Remedies. The rights and remedies of the parties as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies now or hereafter provided by law or at equity.

        8.12         Captions and Headings. The captions and headings used in this Agreement are inserted for convenience only, do not form a part of this Agreement, and shall not be used in any way to construe or interpret this Agreement.

        8.13         Construction. This Agreement has been negotiated by the parties and shall be interpreted fairly in accordance with its terms and without any construction in favor of or against any Party.

        8.14         Counterparts. This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts with the same effect as if the parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one Agreement.

        8.15         No Duty to Enforce or Prosecute. Neither Party, nor any of its Subsidiaries, shall have any obligation hereunder to institute any action, proceeding, or suit against third parties for infringement of any of its patents or to defend any action, proceeding, or suit brought by a third party which challenges or concerns the validity or infringement of any of its patents. Neither Party, nor any of its Subsidiaries, is required to file or continue to prosecute any patent application, or to secure any patent or patent rights, or to maintain any patent in force.

        8.16         Entire Agreement; Amendment. This Agreement, including the Exhibit(s) attached hereto which are incorporated herein by reference, constitutes the entire understanding and only agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous negotiations, representations, agreements and understandings, written or oral, that the parties may have reached with respect to the subject matter hereof. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

—————————————— ("Thermage") BY: /S/ Stephen J. Fanning —————————————— Name: Stephen J. Fanning —————————————— Title: Chief Executive Officer ——————————————	—————————————— ("Syneron") BY: /s/ Moshe Mizrahy —————————————— Name: Moshe Mizrahy —————————————— Title: CEO ——————————————

EXHIBIT A

EXISTING PRODUCTS

SYNERON EXISTING PRODUCTS

Platform	Applicator/s*	Technology
Aurora	DS	Light and bi-polar RF
	DSA	Light and bi-polar RF
	SR	Light and bi-polar RF
	SRA	Light and bi-polar RF
	AC	Light and bi-polar RF
Polaris	WR	Laser and bi-polar RF
	WRDS	Laser and bi-polar RF
	LV	Laser and bi-polar RF
	VL	Laser and bi-polar RF
	DS	Laser and bi-polar RF
Galaxy	DS	Light and bi-polar RF
	DSA	Light and bi-polar RF
	SR	Light and bi-polar RF
	SRA	Light and bi-polar RF
	AC	Light and bi-polar RF
	WRDS	Laser and bi-polar RF
	WR	Laser and bi-polar RF
	LV	Laser and bi-polar RF
	VL	Laser and bi-polar RF
Pitanga/Mini Pitanga	DS	Light and bi-polar RF
	DSA	Light and bi-polar RF
	SR	Light and bi-polar RF
	SRA	Light and bi-polar RF
	AC	Light and bi-polar RF
Vela/Shaper	Body	IR light, bi-polar RF and vacuum
	Small	IR light, bi-polar RF and vacuum
Vela Pro	Pro	bi-polar RF and vacuum
Comet	DS	Laser and bi-polar RF

THERMAGE EXISTING PRODUCTS

ThermaCool System, including its components and accessories. Components and accessories include:

RF generators
Handpieces
Treatment tips (standard and fast; shallow, medium, deep; 0.25cm(2), 1cm(2), 1.5cm(2), 3cm(2))
Cooling modules
Cryogen canisters
Return pads
Coupling fluid
Skin marking grids
Table-top mounting systems
Device carts
Cables

* Platform may include one or more of the listed applicators.

EXHIBIT B

SYNERON SCHEDULED PATENTS

Exhibit B - Syneron Licensed Patents and Applications

Title	Country	Filing Date	Application No	Patent No	Grant Date
METHOD & APPARATUS FOR CONTROLLED CONTRACTION OF SOFT TISSUE	U.S.	16-Feb-95	08/389,924	5,569,242	29-Oct-96
IN VIVO FORMED THERMALLY CONTRACTED COLLAGEN TISSUE	U.S.	18-Sep-00	09/664,473
METHOD & APPARATUS FOR CONTROLLED CONTRACTION OF SOFT TISSUE	U.S.	15-Feb-05	11/058,845
METHOD & APPARATUS FOR CONTROLLED CONTRACTION OF SOFT TISSUE	U.S.	21-Apr-05	No number yet
METHOD & APPARATUS FOR CONTROLLED CONTRACTION OF SOFT TISSUE	Australia	5-May-95	9524321	715173	11-May-00
METHOD & APPARATUS FOR CONTROLLED CONTRACTION OF SOFT TISSUE	Canada	5-May-95	2188668	2188668	19-Jan-99
METHOD & APPARATUS FOR CONTROLLED CONTRACTION OF SOFT TISSUE	Germany	5-May-95	95918355.9	69522939.7	26-Sep-01
METHOD & APPARATUS FOR CONTROLLED CONTRACTION OF SOFT TISSUE	France	5-May-95	95918355.9	0760626	26-Sep-01
METHOD & APPARATUS FOR CONTROLLED CONTRACTION OF SOFT TISSUE	United Kingdom	5-May-95	95918355.9	0760626	26-Sep-01
METHOD & APPARATUS FOR CONTROLLED CONTRACTION OF SOFT TISSUE	Italy	5-May-95	95918355.9	0760626	26-Sep-01
METHOD & APPARATUS FOR CONTROLLED CONTRACTION OF SOFT TISSUE	Japan	5-May-95	7-529047
ORTHOPAEDIC APPARATUS FOR CONTROLLED CONTRACTION OF SOFT TISSUE	EP	5-May-95	1995000918355	0760626	26-Sep-01

EXHIBIT C

THERMAGE SCHEDULED PATENTS

Country	Application No. Filin Date	Patent No Grant Date	Inventors	Title	Status
AU	2002359840 12/19/2002		KNOWLTON, Edward W.	LIQUID COOLED RF HANDPIECE (AS AMENDED)	Filed
AU	2003302939 3/31/2004		KNOWLTON, Edward W.; STERN, Roger A.; WEBER, Bryan; LEVINSON, Mitchell	HANDPIECE WITH RF ELECTRODE AND NON-VOLATILE MEMORY	Filed
AU	57853/00 6/29/2000	770936 6/24/2004	KNOWLTON, Edward W.	FLUID DELIVERY APPARATUS	Granted
BR	PI 0215339-4 12/19/2002		KNOWLTON, Edward W.	LIQUID COOLED RF HANDPIECE (AS AMENDED)	Filed
BR	PI 0403032-0 3/31/2004		KNOWLTON, Edward W.; STERN, Roger A.; WEBER, Bryan; LEVINSON, Mitchell	HANDPIECE WITH RF ELECTRODE AND NON-VOLATILE MEMORY	Filed
CA	2,376,879 6/29/2000		KNOWLTON, Edward W.	FLUID DELIVERY APPARATUS	Filed
CA	2,471,783 12/19/2002		KNOWLTON, Edward W.	LIQUID COOLED RF HANDPIECE (AS AMENDED)	Filed
CA	2,474,891 3/31/2004		KNOWLTON, Edward W.; STERN, Roger A.; WEBER, Bryan; LEVINSON, Mitchell	HANDPIECE WITH RF ELECTRODE AND NON-VOLATILE MEMORY	Filed
CN	UNKNOWN 12/19/2002		KNOWLTON, Edward W.	LIQUID COOLED RF HANDPIECE (AS AMENDED)	Filed
CN	UNKNOWN 3/31/2004		KNOWLTON, Edward W.; STERN, Roger A.; WEBER, Bryan; LEVINSON, Mitchell	HANDPIECE WITH RF ELECTRODE AND NON-VOLATILE MEMORY	Filed
EP	96914574.7 5/3/1996		KNOWLTON, Edward W.	APPARATUS FOR SKIN RESURFACING	Filed
EP	04075012.7 5/3/1996		KNOWLTON, Edward W.	APPARATUS FOR SKIN RESURFACING	Filed
EP	00943376.4 6/29/2000		KNOWLTON, Edward W.	FLUID DELIVERY APPARATUS	Filed
EP	02794404.0 12/19/2002		KNOWLTON, Edward W.	LIQUID COOLED RF HANDPIECE (AS AMENDED)	Filed
EP	UNKNOWN 3/31/2004		KNOWLTON, Edward W.; STERN, Roger A.; WEBER, Bryan; LEVINSON, Mitchell	HANDPIECE WITH RF ELECTRODE AND NON-VOLATILE MEMORY	Filed
IN	1731/DELNP/2004 12/19/2002		KNOWLTON, Edward W.	LIQUID COOLED RF HANDPIECE (AS AMENDED)	Filed

Country	Application No. Filin Date	Patent No Grant Date	Inventors	Title	Status
IN	2026/DELNP/2004 3/31/2004		KNOWLTON, Edward W.; STERN, Roger A.; WEBER, Bryan; LEVINSON, Mitchell	HANDPIECE WITH RF ELECTRODE AND NON-VOLATILE MEMORY	Filed
JP	8-533545 5/3/1996		KNOWLTON, Edward W.	APPARATUS FOR SKIN RESURFACING	Filed
JP	9-525330 1/2/1997		KNOWLTON, Edward W.	METHOD FOR SCAR COLLAGEN FORMATION AND CONTRACTION	Filed
JP	2001-505976 6/29/2000		KNOWLTON, Edward W.	FLUID DELIVERY APPARATUS	Filed
JP	2003-554027 12/19/2002		KNOWLTON, Edward W.	LIQUID COOLED RF HANDPIECE (AS AMENDED)	Filed
JP	UNKNOWN 3/31/2004		KNOWLTON, Edward W.; STERN, Roger A.; WEBER, Bryan; LEVINSON, Mitchell	HANDPIECE WITH RF ELECTRODE AND NON-VOLATILE MEMORY	Filed
KR	10-2004-7009780 12/19/2002		KNOWLTON, Edward W.	LIQUID COOLED RF HANDPIECE (AS AMENDED)	Filed
KR	10-2004-7012358 3/31/2004		KNOWLTON, Edward W.; STERN, Roger A.; WEBER, Bryan; LEVINSON, Mitchell	HANDPIECE WITH RF ELECTRODE AND NON-VOLATILE MEMORY	Filed
US	10/404,971 3/31/2003		KNOWLTON, Edward W.; WEBER, Bryan; LEVINSON, Mitchell	METHOD FOR CREATING TISSUE EFFECT UTILIZING ELECTROMAGNETIC ENERGY AND A REVERSE THERMAL GRADIENT	Filed
US	10/404,250 3/31/2003		KNOWLTON, Edward W.; WEBER, Bryan; LEVINSON, Mitchell	TREATMENT APPARATUS WITH ELECTROMAGNETIC ENERGY DELIVERY DEVICE AND NON-VOLATILE MEMORY	Filed
US	10/404,414 3/31/2003		KNOWLTON, Edward W.; STERN, Roger A.; WEBER, Bryan; LEVINSON, Mitchell	HANDPIECE WITH RF ELECTRODE AND NON-VOLATILE MEMORY	Filed
US	10/447,187 5/27/2003		KNOWLTON, Edward W.; LEVINSON, Mitchell; Karl Pope	METHOD FOR TREATING SKIN AND UNDERLYING TISSUE	Filed
US	10/783,974 2/20/2004		KNOWLTON, Edward W.	FLUID DELIVERY APPARATUS	Filed

Country	Application No. Filin Date	Patent No Grant Date	Inventors	Title	Status
US	10/404,413 3/31/2003		KNOWLTON, Edward W.; WEBER, Bryan; LEVINSON, Mitchell	METHODS FOR CREATING TISSUE EFFECT UTILIZING ELECTROMAGNETIC ENERGY AND A REVERSE THERMAL GRADIENT	Filed
US	10/404,883 3/31/2003		KNOWLTON, Edward W.; STERN, Roger A.; WEBER, Bryan; LEVINSON, Mitchell	HANDPIECE WITH RF ELECTRODE AND NON-VOLATILE MEMORY	Filed
US	08/435,544 5/5/1995	5,660,836 8/26/1997	KNOWLTON, Edward W.	METHOD AND APPARATUS FOR CONTROLLED CONTRACTION OF COLLAGEN TISSUE	Granted
US	08/435,822 5/5/1995	5,755,753 5/26/1998	KNOWLTON, Edward W.	METHOD FOR CONTROLLED CONTRACTION OF COLLAGEN TISSUE	Granted
US	08/794,003 2/3/1997	5,871,524 2/16/1999	KNOWLTON, Edward W.	APPARATUS FOR CONTROLLED CONTRACTION OF COLLAGEN TISSUE	Granted
US	08/914,681 8/19/1997	5,919,219 7/6/1999	KNOWLTON, Edward W.	METHOD FOR CONTROLLED CONTRACTION OF COLLAGEN TISSUE USING RF ENERGY	Granted
US	08/958,305 10/28/1997	5,948,011 9/7/1999	KNOWLTON, Edward W.	METHOD FOR CONTROLLED CONTRACTION OF COLLAGEN TISSUE VIA NON-CONTINUOUS ENERGY DELIVERY	Granted
US	08/583,815 1/5/1996	6,241,753 6/5/2001	KNOWLTON, Edward W.	METHOD FOR SCAR COLLAGEN FORMATION AND CONTRACTION	Granted
US	09/379,555 8/23/1999	6,311,090 10/30/2001	KNOWLTON, Edward W.	METHOD AND APPARATUS FOR CONTROLLED CONTRACTION OF COLLAGEN TISSUE	Granted
US	09/337,015 6/30/1999	6,350,276 2/26/2002	KNOWLTON, Edward W.	TISSUE REMODELING APPARATUS CONTAINING COOLING FLUID	Granted
US	08/990,494 12/15/1997	6,377,854 4/23/2002	KNOWLTON, Edward W.	METHOD FOR CONTROLLED CONTRACTION OF COLLAGEN IN FIBROUS SEPTAE IN SUBCUTANEOUS FAT LAYERS	Granted
US	09/003,098 1/6/1998	6,377,855 4/23/2002	KNOWLTON, Edward W.	METHOD AND APPARATUS FOR CONTROLLED CONTRACTION OF COLLAGEN TISSUE	Granted
US	09/003,120 1/6/1998	6,381,497 4/30/2002	KNOWLTON, Edward W.	METHOD FOR SMOOTHING CONTOUR IRREGULARITY OF SKIN SURFACE BYCONTROLLED CONTRACTION OF COLLAGEN TISSUE	Granted

Country	Application No. Filin Date	Patent No Grant Date	Inventors	Title	Status
US	09/003,423 1/6/1998	6,381,498 4/30/2002	KNOWLTON, Edward W.	METHOD AND APPARATUS FOR CONTROLLED CONTRACTION OF COLLAGEN TISSUE	Granted
US	08/635,202 4/17/1996	6,387,380 5/14/2002	KNOWLTON, Edward W.	APPARATUS FOR CONTROLLED CONTRACTION OF COLLAGEN TISSUE	Granted
US	09/343,943 6/30/1999	6,405,090 6/11/2002	KNOWLTON, Edward W.	METHOD AND APPAPRATUS FOR TIGHTENING SKIN BY CONTROLLED CONTRACTION OF COLLAGEN TISSUE	Granted
US	08/942,274 9/30/1997	6,425,912 7/30/2002	KNOWLTON, Edward W.	METHOD AND APPARATUS FOR MODIFYING SKIN SURFACE AND SOFT TISSUE STRUCTURE	Granted
US	08/827,237 3/28/1997	6,430,446 8/6/2002	KNOWLTON, Edward W.	APPARATUS FOR TISSUE REMODELING	Granted
US	09/003,180 1/5/1998	6,438,424 8/20/2002	KNOWLTON, Edward W.	APPARATUS FOR TISSUE REMODELING	Granted
US	09/399,455 9/17/1999	6,453,202 9/17/2002	KNOWLTON, Edward W.	METHOD AND APPARATUS FOR CONTROLLED CONTRACTION OF COLLAGEN TISSUE	Granted
US	08/825,445 3/28/1997	6,461,378 10/8/2002	KNOWLTON, Edward W.	APPARATUS FOR SMOOTHING CONTOUR IRREGULARITIES OF SKIN SURFACE	Granted
US	08/825,443 3/28/1997	6,470,216 10/22/2002	KNOWLTON, Edward W.	METHOD FOR TISSUE REMODELING	Granted
US	10/026,870 12/20/2001	6,749,624 6/15/2004	KNOWLTON, Edward W.	FLUID DELIVERY APPARATUS	Granted
WO	PCT/US04/10134 3/31/2004		KNOWLTON, Edward W.; WEBER, Bryan; LEVINSON, Mitchell	METHOD FOR CREATING TISSUE EFFECT UTILIZING ELECTROMAGNETIC ENERGY AND A REVERSE THERMAL GRADIENT	Filed
WO	PCT/US04/10129 3/31/2004		KNOWLTON, Edward W.; WEBER, Bryan; LEVINSON, Mitchell	TREATMENT APPARATUS WITH ELECTROMAGNETIC ENERGY DELIVERY DEVICE AND NON-VOLATILE MEMORY	Filed
WO	PCT/US04/10140 3/31/2004		KNOWLTON, Edward W.; STERN, Roger A.; WEBER, Bryan; LEVINSON, Mitchell	HANDPIECE WITH RF ELECTRODE AND NON-VOLATILE MEMORY	Filed
WO	PCT/US04/16593 5/25/2004		KNOWLTON, Edward W.; LEVINSON, Mitchell; Karl Pope	METHOD FOR TREATING SKIN AND UNDERLYING TISSUE	Filed
WO	PCT/US02/41315 12/19/2002		KNOWLTON, Edward W.	LIQUID COOLED RF HANDPIECE (AS AMENDED)	Inactive
WO	PCT/US04/10132 3/31/2004		KNOWLTON, Edward W.; WEBER, Bryan; LEVINSON, Mitchell	METHODS FOR CREATING TISSUE EFFECT UTILIZING ELECTROMAGNETICENERGY AND A REVERSE THERMAL GRADIENT	Filed
WO	PCT/US04/09794 3/31/2004		KNOWLTON, Edward W.; STERN, Roger A.; WEBER, Bryan; LEVINSON, Mitchell	HANDPIECE WITH RF ELECTRODE AND NON-VOLATILE MEMORY	Filed

EXHIBIT D

DISMISSAL

SCOTT BURESH (BAR NO.70319)
RAMON M. GONZALES (BAR NO. 220891)
BURESH, KAPLAN, JANG & FELLER
2298 Durant Avenue
Berkeley, CA 94704
Telephone: (510) 548-7474; Facsimile: (510) 548-7488
rgonzalez@bkjf.com
J. ROBERT CHAMBERS (Pro Hac Vice)
THEODORE R. REMAKLUS (Pro Hac Vice)
BEVERLY A. LYMAN (Pro Hac Vice)
P. ANDREW BLATT (Pro Hac Vice)
WOOD, HERRON & EVANS, LLP
2700 Carew Tower
441 Vine Street
Cincinnati, OH 45202-2917
Telephone: (513) 241-2324; Facsimile: (513) 241-7269
bchambers@whepatent.com
Attorneys for Plaintiff/Counterdefendant THERMAGE, INC.

CHARLES S. BARQUIST (SBN 133785)
ANTHONY L. PRESS (SBN 125027)
MORRISON & FOERSTER LLP
555 West Fifth Street, Suite 3500
Los Angeles, California 90013-1024
Telephone: (213) 892-5200; Facsimile: (213) 892-5454
apress@mofo.com
JILL D. NEIMAN (SBN 164702)
MORRISON & FOERSTER LLP
425 Market Street
San Francisco, California 94105-2482
Telephone: (415) 268-7000; Facsimile: (415) 268-7522
jneiman@mofo.com
Attorneys for Defendants/Counterclaimants
SYNERON MEDICAL LTD. and SYNERON INC

UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF CALIFORNIA
SAN FRANCISCO DIVISION

THERMAGE, INC., Plaintiff, v. SYNERON MEDICAL LTD. and SYNERON INC., Defendants. AND RELATED COUNTERCLAIMS	Case No. C-04-2995-CRB JOINT STIPULATION AND [PROPOSED] ORDER REGARDING DISMISSAL WITH PREJUDICE Honorable Charles R. Breyer

        Pursuant to Federal Rule of Civil Procedure 41(a)(1)(ii), Plaintiff and Counterdefendant Thermage, Inc. (“Thermage”) and Defendants and Counterclaimants Syneron Medical Ltd. and Syneron Inc. (collectively, “Syneron”), through their respective counsel of record, hereby jointly stipulate to the dismissal with prejudice of this entire action as follows:

        1.     Thermage’s claims regarding the alleged infringement of U.S. Patent Nos. 5,755,753, 5,919,219, 5,948,011, 6,405,090, 6,377,855 and 6,749,624 are dismissed with prejudice in their entirety;

        2.     Syneron’s counterclaims regarding the alleged noninfringement and invalidity of U.S. Patent Nos. 5,755,753, 5,919,219, 5,948,011, 6,405,090, 6,377,855 and 6,749,624 and Syneron’s counterclaim regarding the alleged unenforceability of U.S. Patent No. 6,749,624 are dismissed with prejudice in their entirety;

        3.     Syneron’s counterclaim regarding the alleged infringement of U.S. Patent No. 5,569,242 is dismissed with prejudice in its entirety;

        4.        Thermage’s counterclaim-in-reply regarding the alleged noninfringement, invalidity and unenforceability of U.S. Patent No. 5,569,242 is dismissed with prejudice in its entirety;

        5.        Each party shall bear its own attorney’s fees and costs relating to this action.

        6.     The parties respectfully request that the Court enter the Order attached hereto.

         SO STIPULATED:

Dated: June ___, 2005	WOOD, HERRON & EVANS, LLP BY: —————————————— J. Robert Chambers Attorneys for Plaintiff/Counterdefendant THERMAGE, INC.

Dated: June ___, 2005	MORRISON & FOERSTER LLP BY: —————————————— Jill D. Neiman Attorneys for Defendants/Counterclaimants SYNERON MEDICAL LTD. and SYNERON INC.

        I hereby attest that I have on file all holograph signatures for any signatures indicated by a “conformed” signature (/S/) within this e-filed document.

Dated: June ___, 2005	MORRISON & FOERSTER LLP BY: —————————————— Jill D. Neiman

[PROPOSED] ORDER

        PURSUANT TO THE STIPULATION OF THE PARTIES, IT HEREBY ORDERED THAT this entire action is dismissed with prejudice as follows:

        1.     Thermage’s claims regarding the alleged infringement of U.S. Patent Nos. 5,755,753, 5,919,219, 5,948,011, 6,405,090, 6,377,855 and 6,749,624 are dismissed with prejudice in their entirety;

        2.     Syneron’s counterclaims regarding the alleged noninfringement and invalidity of U.S. Patent Nos. 5,755,753, 5,919,219, 5,948,011, 6,405,090, 6,377,855 and 6,749,624 and Syneron’s counterclaim regarding the alleged unenforceability of U.S. Patent No. 6,749,624 are dismissed with prejudice in their entirety;

        3.     Syneron’s counterclaim regarding the alleged infringement of U.S. Patent No. 5,569,242 is dismissed with prejudice in its entirety;

        4.     Thermage’s counterclaim-in-reply regarding the alleged noninfringement, invalidity and unenforceability of U.S. Patent No. 5,569,242 is dismissed with prejudice in its entirety;

        5.     Each party shall bear its own attorney’s fees and costs.

Dated: ________________	—————————————— Charles R. Breyer United States District Judge

EXHIBIT E

JOINT PRESS RELEASE

News Release

Thermage and Syneron Resolve Patent Litigation

HAYWARD, Calif., YOKNEAM, Israel and TORONTO, Canada – [DATE], 2005 – Thermage and Syneron today announced that they have reached an agreement, resolving lawsuits that claimed Syneron infringed certain patents held by Thermage and that Thermage infringed a patent held by Syneron.

The Thermage lawsuit, originally filed on July 23, 2004 in the U.S. District Court for the Northern District of California, sought damages and injunctive relief for infringement of six Thermage patents that Thermage alleged were infringed by Syneron’s systems for non-invasively treating skin. The Thermage patents asserted in the lawsuit were U.S. Patent No. 6,749,624, (the ‘624 patent), which claims methods and devices for treating skin using either light or radiofrequency (RF) energy or both, as well as five additional patents added in a subsequent filing by Thermage on December 3, 2004, which relate to methods and devices for tightening skin and achieving other beneficial improvements in skin and tissue structures, all without damaging the skin surface.

Syneron subsequently filed a patent infringement counterclaim against Thermage, alleging that Thermage infringed U.S. Patent No. 5,569,242, (the ‘242 patent) which Syneron had recently acquired. The counterclaim, filed on January 10, 2005, was added to the patent litigation between Thermage and Syneron then pending in the Northern District of California. The ‘242 patent covers methods for controlled contraction of collagen using radiofrequency energy. Syneron’s counterclaim alleged that the methods performed by Thermage’s ThermaCoolTM product infringe the ‘242 patent, and sought damages and injunctive relief for infringement by Thermage.

Terms of the Settlement

As a result of the settlement, Thermage and Syneron have granted each other a non-exclusive paid-up license under their patents in suit and related patents. In addition, Syneron paid Thermage a one-time undisclosed sum. Thermage excluded from this license any rights to utilize monopolar RF and capacitive electrical coupling. Syneron excluded from this license any patents related to its proprietary Electro-Optical Synergy (ELOSTM ) technology. Both parties admitted validity of all patents in the litigation, but neither admitted any wrongdoing or liability. Additional terms of the settlement remain confidential.

Moshe Mizrahy, Chief Executive Officer of Syneron Medical said, “We are extremely pleased to have resolved our litigation with Thermage and to have obtained a license to Thermage’s patents while protecting the exclusivity of our proprietary ELOSTM technology. Syneron is the only company in the world that makes aesthetic medical devices that combine light and RF energy, and we will continue to innovate and to develop new products using this technology.”

Stephen J. Fanning, President and CEO of Thermage said, “We are pleased we were able to reach an amicable settlement while protecting our propriety position in monopolar and capacitive technology, the two key components proven to create deep, uniform volumetric heating and unique clinical effects. Thermage has invested more than nine years and $38 million to develop and validate its unique RF technology and to create a strong patent portfolio for its inventions. We will continue to invest in the scientific research needed to develop new, non-invasive aesthetic products and procedures.”

About Thermage

Thermage is a leading medical device company that develops innovative non-invasive aesthetic technologies, including its patented capacitive radiofrequency device, to achieve a desired cosmetic or therapeutic effect on and under the skin surface. Its flagship product, the ThermaCool system, is currently installed in more than 2000 dermatology, plastic surgery and other cosmetic specialty practices worldwide. Founded in 1996, the privately held Company’s headquarters are located in Hayward, California, proximate to the San Francisco Bay Area and the Silicon Valley.

Additional information about Thermage and its pioneering non-invasive skin tightening and contouring procedure using its proprietary radiofrequency technology is available at www.thermage.com.

About Syneron

Syneron Medical Ltd. (NASDAQ: ELOS) manufactures and distributes medical aesthetic devices that are powered by the proprietary, patented ELOSTM combined-energy technology of Bi-Polar Radio Frequency and Light. The Company’s innovative ELOSTM technology provides the foundation for highly effective, safe and cost-effective systems that enable physicians to provide advanced solutions for a broad range of medical-aesthetic applications including hair removal, wrinkle reduction, rejuvenating the skin’s appearance through the treatment of superficial benign vascular and pigmented lesions, and the treatment of acne, leg veins and cellulite. Founded in 2000, the corporate, R&D, and manufacturing headquarters for Syneron Medical Ltd. is located in Israel. Syneron has offices and distributors throughout the world, including North American Headquarters in Canada, European Headquarters in Germany, and Asia-Pacific Headquarters in Hong Kong, which provide sales, service and support. Additional information can be found at www.syneron.com.

For more information, contact:

Thermage	Syneron
(XXX)XXX-XXXX; or	(XXX)XXX-XXXX; or
XXXX@XXXX.com	XXXX@XXXX.com